Exhibit 99.1

TUESDAY MORNING CORPORATION ANNOUNCES FISCAL 2022 RESULTS

Provides Q1 and Full Year Fiscal 2023 Outlook

DALLAS, TX – September 23, 2022 – Tuesday Morning Corporation (NASDAQ: TUEM), a leading off-price retailer of home goods and décor, today announced its results for the fourth quarter and full year fiscal 2022 ended July 2, 2022.

Fred Hand, Chief Executive Officer, stated, “We continue to believe in the long-term opportunities ahead for Tuesday Morning. While the back half of fiscal 2022 presented significant macro-related challenges, I am proud of how our teams remained focused and committed to delivering our customers an improved treasure-hunt experience. That said, the start to fiscal 2023 has also been pressured by the ongoing difficult consumer environment and the disruption in receipt flow as we were finalizing the strategic investment. Looking beyond this softer start, our guidance for the year assumes sequential topline improvement as well as continued disciplined expense management. With the recent support of our new investors, we move forward into fiscal 2023 with a strengthened balance sheet, incremental liquidity and a strategic partner who we believe over time will have a positive influence on driving incremental traffic and sales to our stores.”

Fourth Quarter Fiscal 2022 Results of Operations

●	As of the end of the fourth quarter fiscal 2022, the Company operated 489 stores compared to 490 stores at the end of the fourth quarter fiscal 2021.
●	Comparable store sales decreased 8.0% in the fourth quarter of fiscal 2022 versus the fourth quarter of fiscal 2021, with store inventory ending lower by 8.1% compared to the fourth quarter of fiscal 2021.
●	Net sales were $161.9 million in the fourth quarter of fiscal 2022 as compared to $177.3 million for the fourth quarter of fiscal 2021.
●	Gross margin was $30.3 million and gross margin rate was 18.7% for the fourth quarter of fiscal 2022. Gross margin was $46.7 million and gross margin rate was 26.3% for the fourth quarter of fiscal 2021. This year over year decline in gross margin is primarily due to increased supply chain and transportation costs.
●	SG&A was $57.4 million in the fourth quarter of fiscal 2022. As a percentage of net sales, SG&A was 35.4% for the fourth quarter of fiscal 2022. In the fourth quarter of fiscal 2021, SG&A was $59.6 million, and as a percentage of sales was 33.6%.
●	Operating loss for the fourth quarter of fiscal 2022 was $26.9 million compared to an operating loss of $16.2 million in the fourth quarter of fiscal 2021.
●	The Company reported a net loss of $28.1 million, or ($0.33) per share, for the fourth quarter of fiscal 2022. Net loss for the fourth quarter of fiscal 2021 was $18.9 million, or ($0.22) per share.
●	EBITDA, a non-GAAP measure, was a loss of $23.2 million for the fourth quarter of fiscal 2022 compared to a loss of $14.3 million for the fourth quarter of 2021. Adjusted EBITDA, a non-GAAP measure, was a loss of $22.3 million for the fourth quarter of fiscal 2022. Adjusted EBITDA was a loss of $8.2 million for the fourth quarter of fiscal 2021. A reconciliation of GAAP and non-GAAP measures is provided below.

Fiscal 2022 Results of Operations

●	Net sales were $749.8 million for fiscal 2022 compared to $690.8 million for the prior year.
●	Gross margin was $191.8 million and gross margin rate was 25.6% for fiscal 2022. Gross margin was $206.0 million and gross margin rate was 29.8% for fiscal 2021.
●	SG&A was $240.9 million in fiscal 2022. As a percentage of net sales, SG&A was 32.1% for fiscal 2022. In fiscal 2021, SG&A was $244.2 million, and as a percentage of sales was 35.3%.
●	Operating loss for fiscal 2022 was $51.5 million compared to an operating loss of $49.0 million in fiscal 2021.
●	The Company reported a net loss was $59.0 million, or ($0.70) per share, for fiscal 2022. Net income for fiscal 2021 was $3.0 million, or $0.05 per share.
●	EBITDA, a non-GAAP measure, was a loss of $38.4 million for fiscal 2022 compared to $26.9 million for fiscal 2021. Adjusted EBITDA, a non-GAAP measure, was a loss of $30.5 million for fiscal 2022. Adjusted EBITDA was a loss of $20.3 million for fiscal 2021. A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended fiscal 2022 with $7.8 million in cash and cash equivalents and $57.2 million outstanding under its line of credit with availability on the line of credit of $10.3 million, compared to $6.5 million in cash and cash equivalents and $12.0 million of outstanding borrowings under its line of credit in the prior year. Inventories at the end of fiscal 2022 were $148.5 million compared to $145.1 million in the prior year.

Outlook

For the first quarter fiscal 2023, the Company expects comparable store sales to decrease 10% to 12% when compared to the first quarter of fiscal 2022, and for Adjusted EBITDA to be in the range of negative $21.0 million and $24.0 million.

For the full year fiscal 2023, the Company expects comparable store sales to be flat to negative 3% when compared to fiscal 2022, and for Adjusted EBITDA to be in the range of negative $18.0 million and $23.0 million.

Marc Katz, Chief Operating Officer and Interim Chief Financial Officer, stated, “Our first quarter fiscal 2023 guidance reflects the softer topline performance to date as well as the impact from the recognition of capitalized supply chain and freight costs driven by the elevated costs encountered in fiscal 2022. As we move through the balance of the year we expect topline performance to improve sequentially, and for the impact related to the elevated supply chain and distribution costs to improve. In addition, from a cash flow point of view, we expect incurred supply chain and transportation costs to be approximately $15 million less than the recognized costs reflected in the annual Adjusted EBITDA guidance.”

Subsequent Events

On September 19, 2022, the Company secured $32 million in convertible debt financing from a special purpose vehicle formed by Retail Ecommerce Ventures LLC, the owner of a diverse portfolio of consumer brands that includes Pier 1 Imports, Linens ‘n Things, Stein Mart, Modell’s Sporting Goods. Additionally, Ayon Capital, LLC and certain members of Tuesday Morning’s management team, including Chief Executive Officer Fred Hand, are providing $3 million in convertible debt financing. The proceeds from the parties’ investments are expected to strengthen Tuesday Morning’s balance sheet and allow it to begin executing an omni-channel strategy, which will now include an ecommerce presence and digital activations to complement the Company’s store footprint over the long-term.

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 487 stores in 40 states. More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

Management Prepared Remarks

For further commentary on the fourth quarter and full year fiscal 2022 results and outlook, please refer to the pre-recorded management remarks available today, September 23, 2022, at 8:00 am Central Time in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the prepared remarks at 877-407-9716 or 201-493-6779 if calling internationally.  The webcast will be accessible through the Company’s website for 90 days.  The prepared remarks will also be available from 11:00 am Central Time, September 23, 2022 through 10:59 pm Central Time, September 30, 2022 by dialing 844-512-2921 or 412-317-6671 and entering conference ID number 13732862.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections. Forward-looking statements include statements regarding management’s plans and strategies and execution of the Company’s strategic plan, projected benefits of the recent financing transaction, the Company’s liquidity and statements under the heading “Outlook”. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Item 1A. Risk Factors" of the Company's most Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2022, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: the effects and length of the COVID-19 pandemic; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; increases in the cost or a disruption in the flow of our products, including the extent and duration of the ongoing impacts to domestic and international supply chains from the COVID-19 pandemic; impacts to general economic conditions and supply chains from the disruption in Europe; impacts of inflation and increasing interest rates; any inability to effectively launch our proposed e-commerce platform or to realize anticipated benefits from the proposed Pier 1 licensing arrangement; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to obtain merchandise on varying payment terms; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations of, or increased costs in the operation of our distribution center facility; our ability to generate sufficient cash flows, maintain compliance with our debt agreements and continue to access the capital markets; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations; our ability to meet all applicable requirements for continued listing of our common stock on The Nasdaq Stock Market, including the minimum bid requirement of $1.00 per share; and our ability to maintain an effective system of internal controls over financial reporting. The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

INVESTOR RELATIONS:

Caitlin Churchill

ICR

203-682-8200

Caitlin.Churchill@icrinc.com

MEDIA:

TuesdayMorning@edelman.com

Tuesday Morning Corporation
Condensed Consolidated Balance Sheet
(In thousands)

	July 2, 2022	June 30, 2021
Cash and cash equivalents	$7,816	$6,534
Restricted cash	—	22,321
Inventories	148,462	145,075
Prepaid expenses and other	7,505	8,871
Current assets	163,783	182,801

Property and equipment, net	28,442	37,784
Operating lease right of use assets	156,945	193,244
Other	5,006	4,055
Total Assets	$354,176	$417,884

Current portion of long term debt	$250	$—
Accounts payable	40,797	45,930
Accrued liabilities and other	33,491	46,454
Operating lease liabilities	52,258	54,632
Total current liabilities	126,796	147,016

Operating lease liabilities - non-current	115,926	156,240
Borrowings under revolving credit facility	62,191	12,000
Long term debt	28,730	26,374
Other non-current liabilities	1,546	4,453
Total Liabilities	335,189	346,083

Stockholders' Equity	18,987	71,801

Total Liabilities and Equity	$354,176	$417,884

Tuesday Morning Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	July 2,	June 30,	July 2,	June 30,
	2022	2021	2022	2021
Net sales	$161,934	$177,274	$749,809	$690,790
Cost of sales	131,592	130,596	557,988	484,788
Gross margin	30,342	46,678	191,821	206,002
Selling, general and administrative expenses	57,363	59,555	240,870	244,155
Restructuring, impairment, and abandonment charges	(126)	3,280	2,462	10,834
Operating loss before interest, reorganization and other income/(expense)	(26,895)	(16,157)	(51,511)	(48,987)
Other income/(expense):
Interest expense	(1,657)	(1,493)	(7,177)	(8,169)
Reorganization items, net	(38)	(2,154)	(961)	60,015
Other income, net	509	518	719	414
Earnings/(loss) before income taxes	(28,081)	(19,286)	(58,930)	3,273
Income tax expense/(benefit)	62	(424)	73	291
Net earnings/(loss)	$(28,143)	$(18,862)	$(59,003)	$2,982

Earnings Per Share
Net earnings/(loss) per common share:
Basic	$(0.33)	$(0.22)	$(0.70)	$0.05
Diluted	$(0.33)	$(0.29)	$(0.70)	$0.05
Weighted average number of common shares:
Basic	85,454	84,198	84,885	60,584
Diluted	85,454	89,889	84,885	61,689

Tuesday Morning Corporation
Condensed Consolidated Statement of Cash Flows
(In thousands)

	For the Year Ended
	July 2,	June 30,
	2022	2021
Cash flows from operating activities
Net earnings/(loss)	$(59,003)	$2,982
Adjustments to reconcile net earnings/(loss) to net cash provided by/(used) in operating activities:
Depreciation and amortization	13,388	15,412
Loss on impairment and abandonment of assets	2,126	5,638
Intangible impairment charge	—	1,639
Amortization of financing costs and interest expense	4,719	7,177
(Gain)/loss on disposal of assets	82	(1,389)
Gain on sale-leaseback	—	(49,639)
Share-based compensation	5,881	2,054
Gain on repurchase of term loan	(939)	—
Loss on refinancing of revolving credit facility	588	—
Rights offering and Backstop Agreement	—	19,990
Gain on lease terminations	—	(93,278)
Deferred income taxes	(118)	24
Construction allowances from landlords	548	451
Change in operating assets and liabilities	(28,885)	(69,116)
Net cash used in operating activities	(61,613)	(158,055)

Cash flows from investing activities
Capital expenditures	(6,537)	(3,783)
Proceeds from sale-leaseback	—	68,566
Proceeds from sales of assets	—	1,897
Net cash provided by/(used in) investing activities	(6,537)	66,680

Cash flows from financing activities
Proceeds from borrowings under revolving credit facility	921,533	811,031
Repayments of borrowings under revolving credit facility	(866,342)	(799,131)
Proceeds from term loan	—	25,000
Proceeds from Rights Offering	—	40,000
Repurchase of term loan	(5,000)	—
Proceeds from the exercise of employee stock options	459	45
Tax payments related to vested stock awards	(151)	—
Payments on finance leases	(124)	(217)
Payments of financing fees	(3,264)	(3,174)
Net cash provided by financing activities	47,111	73,554

Net increase (decrease) in cash, cash equivalents and restricted cash	(21,039)	(17,821)
Cash, cash equivalents and restricted cash at beginning of period	28,855	46,676
Cash, cash equivalents and restricted cash at end of period	$7,816	$28,855

Non-GAAP Financial Measures

Unaudited Non-GAAP Financial Measures We define EBITDA as net earnings or net loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that we believe are not representative of our core operating performance. These measures are not presentations made in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net earnings or loss as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as a measure of liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by such adjustments. We believe it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate our operating performance. These non-GAAP financial measures are included to supplement our financial information presented in accordance with GAAP and because we use these measures to monitor and evaluate the performance of our business as a supplement to GAAP measures and we believe the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in our business and evaluate our performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The non-GAAP measures presented may not be comparable to similarly titled measures used by other companies.

Tuesday Morning Corporation
Adjusted EBITDA
(In thousands)

	For the Three Months Ended,		For the Year Ended
	July 2,	June 30,	July 2,	June 30,
	2022	2021	2022	2021
Net earnings/(loss)	$(28,143)	$(18,862)	$(59,003)	$2,982
Depreciation and amortization	3,213	3,479	13,388	15,412
Interest expense, net	1,657	1,493	7,177	8,169
Income tax expense	62	(424)	73	291
EBITDA (non-GAAP)	$(23,211)	$(14,314)	$(38,365)	$26,854

Share-based compensation expense (1)	$1,236	$708	$5,881	$2,054
Restructuring, impairment and abandonment charges (2)	(126)	3,280	2,462	10,834
Re-organization items, net (3)	36	2,154	961	(60,015)
Other (4)	(258)	—	(1,477)	—
Adjusted EBITDA (non-GAAP)	$(22,323)	$(8,172)	$(30,538)	$(20,273)

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing and vesting of awards. We adjust for these charges to facilitate comparisons from period to period.

(2) For the year ended July 2, 2022, adjustments include restructuring and abandonment costs primarily related to a software impairment charge of $2.0 million and $0.5 million in employee retention costs. For the year ended June 30, 2021, adjustments include restructuring and abandonment costs primarily related to $3.6 million to executive severance and employee retention cost, intangible impairment charge of a $1.6 million as well as abandonment cost of $5.6 million related to the permanent closure of our stores and the Phoenix distribution center. Decisions regarding store closures and the Phoenix distribution center were made in the fourth quarter of fiscal 2020, prior to filing the Chapter 11 Cases; however, the closure of the Phoenix distribution center was not completed until the second quarter of fiscal 2021.

(3) For the year ended July 2, 2022, reorganization items net charges is $1.0 million from claims-related costs including professional and legal fees. For the year ended June 30, 2021, adjustments include a net $66.2 million gain due to the leases for store locations related to our permanent closure plan, as well as the lease for our Phoenix distribution center, which were rejected and the related lease liabilities were reduced to the amount of estimated claims allowable by the Bankruptcy Court as well as a $49.6 million gain due to the execution of a sale-leaseback agreement during the second quarter of 2021 on our owned real estate as part of our Plan of Reorganization. These were partially offset by reorganization costs primarily related to $34.6 million in professional & legal fees related to our reorganization as well as $20.0 million in non-cash charges related to the execution of our Rights Offering.

(4) For the year ended July 2, 2022, adjustments included non-cash benefit recognized related to cash settled awards in our long-term incentive plan, as well as gain on refinancing of the Post-Emergence ABL Facility.